Exhibit 10.1

UNITED STATES CELLULAR CORPORATION

GUIDELINES FOR THE DETERMINATION OF ANNUAL BONUS

FOR PRESIDENT AND CHIEF EXECUTIVE OFFICER

(Effective for Performance Years Commencing

On or After January 1, 2008)

I.      PURPOSE

•                        To provide incentive for the President and Chief Executive Officer (the “President”) of United States Cellular Corporation (the “Company”) to extend his best efforts toward achieving superior results with respect to Company performance;

•                        To reward the President in relation to his success in meeting and exceeding performance targets and otherwise contributing to the success of the Company; and

•                        To help the Company retain the President, a talented leader in a position of critical importance to the success of the Company.

II.    BONUS AMOUNT

The Chairman of the Company (the “Chairman”) in his sole discretion determines whether an annual bonus will be payable to the President for a performance year and, if so, the amount of such bonus.  Factors that may be considered by the Chairman in making such determination include the following:

•                        the level of achievement of the Company, on a short-term and long-term basis, measured against performance objectives and compared with that of peer companies;

•                        the President’s individual performance, on a short-term and long-term basis, with respect to his leadership of the Company, the development and maintenance of effective working relationships across the enterprise, his stated personal objectives and his other duties and responsibilities;

•                        the total cash compensation paid to chief executive officers of peer companies, including those which are divisions or subsidiaries of parent companies; and

•                        other factors that the Chairman in the exercise of his judgment and discretion determines relevant.

No single factor shall be determinative and no factor shall be applied mechanically to calculate any portion of the President’s bonus.  The entire amount of the bonus is discretionary.  The President shall have no right or expectation with respect to any bonus until the Chairman has determined whether a bonus will be paid for a performance year, and any such bonus is not earned or vested until the date the bonus is paid.

III.   BONUS PAYMENT

Any bonus awarded with respect to a performance year shall be paid during the period commencing on the January 1 immediately following the performance year and ending on the March 15 immediately following the performance year.  Notwithstanding the foregoing, in the event that payment by such March 15th is administratively impracticable and such impracticability was unforeseeable (in each case, such that the payment continues to qualify as a “short-term deferral” within the meaning of section 409A of the Internal Revenue Code), payment will be made as soon as administratively practicable after such March 15th, but in no event later than the December 31 immediately following the performance year.  Payment will be in the form of a lump sum.

Notwithstanding any provision of these guidelines to the contrary, the President does not have a legally binding right to a bonus unless and until the bonus amount, if any, is paid.

IV.   AMENDMENT AUTHORITY

The Chairman reserves the right to amend the guidelines set forth herein at any time for any reason.

APPROVED by the CHAIRMAN of UNITED STATES CELLULAR CORPORATION on this                      day of                                     , 2008.

LeRoy T. Carlson, Jr.